UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K/A
(Amendment No. 1)

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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 26, 2014

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STEELCASE INC.
(Exact name of registrant as specified in its charter)

Michigan	1-13873	38-0819050
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer identification number)

901 44th Street SE
Grand Rapids, Michigan		49508
(Address or principal executive offices)		(Zip code)

Registrant's telephone number, including area code: (616) 247-2710

None
(Former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CRF 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this Current Report on Form 8-K, all references to the “Company” are to Steelcase Inc. and its subsidiaries in which a controlling interest is maintained.
On June 26, 2014, the Company filed a Current Report on Form 8-K, reporting under Item 2.05 that the Company had announced additional actions intended to safeguard its global competitiveness through changes in its EMEA manufacturing footprint. This Form 8-K/A amends that Form 8-K to provide additional information regarding the expected costs associated with such actions.

Item 2.05 Costs Associated with Exit or Disposal Activities.

On June 26, 2014, the Company announced the initiation of procedures with the applicable works councils regarding a project to exit a manufacturing facility in Wisches, France and transfer its activities to other existing facilities in the EMEA region. The project contemplated the transfer of the operations of the facility to a third party or the closure of the facility. At the time of the announcement, the Company estimated it could incur approximately $30 to $50 million of net costs in connection with this project. The Company estimated annualized savings from these changes will be approximately $10 million when fully implemented.
On August 18, 2014, the Company accepted an offer it received from a third party for a unilateral put option for the transfer of the assets and activities relating to the Wisches facility.  Such offer is binding upon the third party offeror, and the Company has started an information-consultation process with the relevant works councils which is required before the Company may exercise the put option. In consideration for the offer, the Company has agreed to negotiate exclusively with the offeror with respect to the Wisches assets and activities through November 30, 2014. If the transfer is completed as contemplated by the offer, the Company would pay a facilitation fee in the amount of €24.5 million to the offeror or an affiliate of the offeror. The completion of the transaction is also subject to the approval of the transaction by the Commercial Chamber of the Strasbourg Tribunal de Grande Instance.
If the transfer is completed as contemplated by the offer, the net cash restructuring costs incurred in connection with this project are expected to total approximately $40 to $45 million, with approximately $35 million of costs to facilitate the transfer of the facility, workforce, inventory and certain equipment (including the facilitation fee), and approximately $5 to $10 million relating to manufacturing consolidation and production moves. The Company currently anticipates the majority of the costs relating to this project will be incurred in fiscal year 2015, but such timing will depend on the pace of completion of the legal requirements described above and is subject to the required court approval. In addition, the Company expects to incur approximately $15 million of disruption costs primarily associated with logistics and labor inefficiencies as a result of the manufacturing consolidation and production moves, including costs contemplated in the Company’s second quarter fiscal 2015 earnings estimate on June 26, 2014. In connection with the transfer, the Company expects to enter into a supply and manufacturing agreement with the offeror for a minimum period of nine months following the completion of the transfer. The Company anticipates annualized savings from this project will be approximately $10 million when fully implemented following the completion of the supply and manufacturing agreement.
From time to time, in written and oral statements, the Company discusses its expectations regarding future events and its plans and objectives for future operations. These forward-looking statements generally are accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project," or other similar words, phrases or expressions. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary from the Company's expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters and other Force Majeure events; changes in the legal and regulatory environment; the Company's restructuring activities; changes in raw materials and commodity costs; currency fluctuations; changes in customer demand; and the other risks and contingencies detailed in this Report, the Company's most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

STEELCASE INC.

By:	/s/ Mark T. Mossing
Mark T. Mossing Corporate Controller and Chief Accounting Officer (Duly Authorized Officer and Principal Accounting Officer)
Date: August 18, 2014